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------                                                                                                ------------------------------
FORM 4                                                                                                |        OMB APPROVAL        |
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION               ------------------------------
[ ] Check this box if no longer                         WASHINGTON, DC 20549                          | OMB Number:......3235-0287 |
    subject to Section 16. Form 4                                                                     | Expires: December 31, 2001 |
    or Form 5 obligations may                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            | Estimated average burden   |
    continue. See Instruction 1(b).                                                                   | hours per response:....0.5 |
                                                                                                      ------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
   Hollinger Inc.                        |   Hollinger International Inc. (HLR)            |
   (See Schedule I for additional        |                                                 |           Director        10% Owner
   reporting persons)                    |                                                 |     -----            -----
-------------------------------------------------------------------------------------------|           Officer (give title below)
(Last)        (First)       (Middle)     |3. IRS or Social       |  4. Statement for       |     -----
                                         |   Security Number of  |     Month/Year          |           Other (specify below)
                                         |   Reporting Person    |                         |     -----
   Hollinger International Inc.          |   (Voluntary)         |     January 2002        |                 (1)
   401 North Wabash Avenue, Suite 740    |                       |                         |     -----------------------------
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check Applicable Line)
                                         |                       |     (Month/Year)        |     Form Filed by One Reporting Person
Chicago         Illinois         60611   |                       |                         | ---
-----------------------------------------|-------------------------------------------------|  X   Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | ---  Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |         | (A)  |         | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         |  or  |         |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount  | (D)  |  Price  |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
Class A Common Stock                  |    1/28/02   |   S   |       |2,000,000|  D   | $11.88  |     (2)     |   (3)    |    (3)
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
--------------------------------------|--------------|-------|-------|---------|------|---------|-------------|--------- |----------
                                      |              |       |       |         |      |         |             |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                     SEC 1474 (3/99)
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                                  Page 1 of 7


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V  |  (A)   |  (D)    |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
See Schedule I attached hereto.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                           HOLLINGER INC.
                                                                                      By: /s/ Charles G. Cowan      February 1, 2002
                                                                                   -------------------------------  ---------------
                                                                                   **Signature of Reporting Person        Date
                                                                                          Charles G. Cowan
                                                                                     Vice-President and Secretary



Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              429614
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                                  Page 2 of 7


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FORM 4 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                      THE RAVELSTON CORPORATION
                                                                                               LIMITED
                                                                                      By: /s/ Charles G. Cowan      February 1, 2002
                                                                                   -------------------------------  ---------------
                                                                                   **Signature of Reporting Person        Date
                                                                                          Charles G. Cowan
                                                                                     Vice-President and Secretary



Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 3
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              429614
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                                  Page 3 of 7
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FORM 4 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                         /s/ Conrad M. Black        February 1, 2002
                                                                                   -------------------------------  ----------------
                                                                                   **Signature of Reporting Person        Date
                                                                                         The Lord Black of
                                                                                      Crossharbour PC(C), OC, KCSG

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 4
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              429614
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                                  Page 4 of 7
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FORM 4 (continued)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                       /s/ Barbara Amiel Black      February 1, 2002
                                                                                   -------------------------------  ---------------
                                                                                   **Signature of Reporting Person        Date
                                                                                          The Lady Black


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 5
                                                                                                                     SEC 1474 (3/99)
                                                                                                                              429614
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                                  Page 5 of 7

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                                   SCHEDULE I
                           Explanatory Notes to Form 4



Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
     Hollinger International Inc./HLR

Statement for Month/Year
January 2002

Additional Reporting Persons:

         The Ravelston Corporation Limited ("Ravelston")
         c/o Hollinger International Inc.
         401 North Wabash Avenue, Suite 740
         Chicago, Illinois 60611
         Relationship to Issuer: 10% Owner

         The Lord Black of Crossharbour PC(C), OC, KCSG ("CMB")
         c/o Hollinger International Inc.
         401 North Wabash Avenue
         Chicago, Illinois 60611
         Relationship to Issuer: Director, Officer and 10% Owner

         Lady Black ("Amiel")
         c/o Hollinger International Inc.
         401 North Wabash Avenue
         Chicago, Illinois 60611
         Relationship to Issuer: Director, Officer and 10% Owner
                                     via spouse CMB

Explanations:

(1)  (i)     For HI:           10% Owner
     (ii)    For Ravelston:    10% Owner
     (iii)   For CMB:          Director, Officer (Chairman, President and Chief
                               Executive Officer) and 10% Owner

     (iv)     For Amiel:          Director and Officer (Vice President)
                                  and 10% owner via spouse CMB.

(2)  (i)      For HI:             13,833,831 Class A Common Shares held directly
                                  by HI and indirectly via its wholly owned subsidiary 504468 N.B. Inc.

     (ii)     For Ravelston:      13,833,831 Class A Common Shares indirectly
                                  via its control over HI

     (iii)    For CMB:            13,833,831 Class A Common Shares via his
                                  control over Ravelston, which controls HI, 600
                                  Class A Common Shares directly, 9,600 Class A
                                  Common Shares indirectly via Conrad Black
                                  Capital Corporation, 50 Class A Common Shares indirectly via son, and 500 Class A Common
                                  Shares indirectly via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

     (iv)     For Amiel.          13,833,831 Class A Common Shares via spouse's
                                  control over Ravelston, 500 Class A Common
                                  Shares directly, 9,600 Class A Common Shares indirectly via spouse's control over Conrad
                                  Black Capital corporation, 50 Class A Common
                                  Shares indirectly via spouse's son, and 600
                                  Class A Common Shares indirectly via spouse.
                                  Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(3)  (I)      For HI:             Directly.

     (ii)     For Ravelston:      Indirectly, via its control of HI.

     (iii)    For CMB:            Directly and indirectly, via his control of
                                  Ravelston, which controls HI.

     (iv)     For Amiel:          Directly and indirectly via her spouse, CMB,
                                  and his control of Ravelston, which controls
                                  HI.





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